BCP2 ALPHA, LLC

A. COMPANY OVERVIEW (ALPHAGRAPHICS) 2 1 CMG¡¦s allocated basis is estimated at $410K potentially creating income for the Fund „X$12.2 MM franchisor of B2B quick printing locations specializing in the planning, production and management of document and marketing solutions for businesses of all sizes .Company also collects and administers marketing fund „X43+ year brand; Top 200 Franchisor „XJanuary 2012: Purchased Alphagraphics (¡§AGI¡¨) „XFebruary 2012: AGI sold its ownership in Brazil to the local management team „XApril 2012: AGI entered into a management services agreement with its largest UK Franchisee „XAGI has 278 business Centers worldwide and system-wide sales of $291 MM .245 Domestic and 33 International Centers .208 US Franchisee Partners and 4 International Licensees as of September 30, 2014 .For the two months ended August 31, 2014, US system-wide comparable store sales up; TTM August 2014 up

„XOn October 1, 2014, a majority shareholder of AGI completed a merger with an affiliate of Western Capital Resources, Inc. (a BCP II Portfolio Company) whereby 99% of AGI is now owned by a wholly-owned subsidiary of WCR .Received 3.0 MM shares of WCR, 2.7 MM of which BCP II indirectly owns through an affiliate

B. 2014 UPDATE (ALPHAGRAPHICS) 4 „XDocumenting and improving franchisee value proposition continues to be #1 priority with the focus on existing franchisees „XCenter sales growth results ..TTM US August 2014 system-wide sales are up and same-center sales are up „XCenter sales growth programs .Aggressive lead generation programs including SEO, SEM and direct marketing .AG Signs business development Program implemented with training and turn-key marketing programs .Focused sales support efforts and training to convert leads „XPrograms to increase net owners compensation .National Purchasing Program .Formed focus group program to provide intensive support for certain centers to improve bottom line „XSupport structure focused on centers .Established call center / help desk and new ¡§Knowledge Base¡¨ platform for easy on-line help .Established new platform for access to training materials and improved all on-line training programs; increased training at annual conference .Added training opportunities and increased mandatory training programs for new franchisees „XRolling out new center-level MIS system to improve center workflow and information „XFranchise development focus for FY14, in addition to opening new centers, was to assist current franchisees with their efforts to sell their centers and/or acquire additional territory

C. RESULTS (ALPHAGRAPHICS)